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                                                                   Exhibit 10.86

                       RETENTION AND SEVERANCE AGREEMENT

          This Retention and Severance Agreement ("Agreement") is dated as of May 30, 2001, and is between Vertel Corporation (the "Company"), a California corporation, and the undersigned officer of the Company ("Officer").

          Officer and the Company desire to set forth certain of the terms and conditions governing Officer's employment by the Company following a Change of Control (as defined below) and other circumstances. Accordingly, Officer and the Company hereby agree as follows:

          1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

              (a) "Base Salary" shall mean Officer's commission compensation earned pursuant to Section 3 of Officer's Employment Agreement with the Company dated of even date herewith ("Officer's Employment Agreement"), for the last full Company fiscal quarter immediately preceding the date upon which an event occurs which triggers any severance obligations hereunder multiplied by four. "Biweekly Base Salary" shall mean one-twenty-sixth (1/26) of the Base Salary at the time in question.

              (b) "Company" shall mean Vertel Corporation, a California corporation, and each of its successor enterprises that result from any merger, consolidation, reorganization, sale of assets or otherwise.

              (c) A "Change of Control" shall have occurred if (i) any person, corporation, partnership, trust, association, enterprise or group shall become the beneficial owner, directly or indirectly, of outstanding capital stock of the Company possessing at least 50% of the voting power of the outstanding capital stock of the Company, (ii) there shall be a sale of all or substantially all of the Company's assets or (iii) the Company shall merge or consolidate with another corporation and the stockholders of the Company immediately prior to such transaction do not own, immediately after such transaction, stock of the purchasing or surviving corporation in the transaction (or of the parent corporation of the purchasing or surviving corporation) possessing more than 50% of the voting power of the outstanding capital stock of that corporation, which ownership shall be measured without regard to any stock of the purchasing, surviving or parent corporation owned by the stockholders of the Company before the transaction.

              (d) "Control Change Covered Termination" shall mean the cessation of the Officer's employment by the Company that occurs within one (1) year after a Change of Control, other than as a result of a Termination for Cause or a Voluntary Termination.

              (e) "Non-Control Change Covered Termination" shall mean the cessation of Officer's employment at any time by the Company other than as a result of a Termination for Cause and other than a Control Change Covered Termination or a Voluntary Termination.
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          (f) "Termination for Cause" shall have that meaning set forth in
Officer's Employment Agreement.

          (g) "Expiration Date" shall mean the earlier of (i) the date on which Officer ceases to be employed as an officer of the Company as a result of a Termination for Cause; or (ii) the date that all obligations of the parties hereunder have been satisfied. The expiration of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes.

          (h) "Benefit Period" shall mean, (1) a period of one (1) year commencing with the day next following the effectiveness of a Control Change Covered Termination or Non-Control Change Covered Termination, as applicable, if such termination occurs in the first six months of the Term of the Employment Agreement, or (2) a period of six (6) months commencing with the day next following the effectiveness of a Control Change Covered Termination or Non-Control Change Covered Termination, as applicable, if such termination occurs after the first six months of the Term of the Employment Agreement.

          (i) "Voluntary Termination" shall have that meaning set forth in Officer's Employment Agreement.

      2. Officer's Commitment Upon A Change of Control. Subject to Section 3, if a Change of Control shall occur on or before the Expiration Date, Officer agrees to remain in the employ of the Company for a period of 180 days from the effectiveness of the Change of Control. Subject to the express provisions of this Agreement, the Company shall have no obligation to retain or continue Officer as an employee and Officer's employment status as an "at-will" employee of Company is not affected by this Agreement.

      3. Control Change Covered Termination. If a Control Change Covered Termination shall occur on or before the Expiration Date:

          (a) During the Benefit Period, the Company shall pay to Officer, every two weeks in accordance with Company's standard payroll practices, Officer's Biweekly Base Salary immediately prior to the effective date of such Control Change Covered Termination. In the event that Officer dies during such Benefit Period, Company agrees that it shall pay any payments remaining unpaid under this Section 3 as a death benefit to Officer's estate on the same terms; and

          (b) The following modification shall apply to the vesting provisions of all outstanding options to purchase the Company's Common Stock held by Officer (the "Outstanding Options") as follows: 1) upon Officer completing one year of service following a Change of Control, vesting of Outstanding Options will accelerate by 12 months; and 2) should Officer's employment terminate pursuant to a Control Change Covered Termination within 12 months following a Change in Control, vesting of Officer's Outstanding Options will accelerate by two years from the date of the Change in Control. Should Officer's employment voluntarily terminate within one (1) year following a Change in Control, vesting of Outstanding Options will be subject to no additional acceleration beyond those terms contained in the Officer's option agreement. If Officer's employment terminates by Voluntary Termination (as

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defined in the Employment Agreement), then Officer will not be entitled to receive any severance benefits and, if such Voluntary Termination occurs prior to completing one year of service following a Change of Control, then Officer will not be entitled to receive any acceleration of vesting of his Outstanding Options.

      4. Non-Control Change Covered Termination. If a Non-Control Change Covered Termination shall occur on or before the Expiration Date, during the Benefit Period, the Company shall pay to Officer, every two weeks in accordance with Company's standard payroll practices, Officer's Biweekly Base Salary immediately prior to the effective date of such Non-Control Change Covered Termination. In the event that Officer dies during such Benefit Period, Company agrees that it shall pay any payments remaining unpaid under this Section 3 as a death benefit to Officer's estate on the same terms. If Officer's employment terminates by Voluntary Termination, then Officer will not be entitled to receive any severance benefits.

      5. Withholding. The Company shall deduct from all payments paid to Officer under this Agreement any required amounts for social security, federal and state income tax withholding, federal or state unemployment insurance contributions and state disability insurance or any other required taxes; provided, however, that the Company shall reimburse and pay to Officer an amount equal to any excise taxes required to be paid by Officer under Section 4999 of the Internal Revenue Code of 1986, as amended on any amounts paid or benefits provided to Officer hereunder.

      6. Officer's Obligations. In exchange for the Company providing the above-described benefits to Officer, Officer agrees to the following:

          (a) During the Benefit Period, Officer will not directly or indirectly
(a) engage in; (b) own or control any debt equity or other interest in (except as a passive investor of less than 2% of the capital stock or publicly traded notes or debentures of a publicly held company); or (c) (1) act as director, officer, manager, employee, participant or consultant to or (2) be obligated to or connected in any advisory business enterprise or ownership capacity with any person whose business is competitive with that of the Company.

          (b) During the term of this Agreement, or if longer, the Benefit Period, Officer will not, on behalf of any business enterprise other than the Company and its subsidiaries, solicit the employment of any person that is or was employed by the Company or any of its subsidiaries;

          (c) Within two weeks of the effective date of a Control Change Covered Termination and prior to receiving any severance compensation from the Company in respect of such Control Change Covered Termination, whether under this Agreement or otherwise, Officer will execute and deliver to the Company a Release and a Confidentiality Agreement, in the form provided to Officer by the Company; and

          (d) In the event of any breach by Officer of the restrictions contained in this Agreement, the Company shall have no further obligation to compensate Officer hereunder and Officer acknowledges that the harm to Company cannot be reasonably or adequately compensated in damages in any action at law. Accordingly, Officer agrees that, upon any

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violation of such restrictions, Company shall be entitled to preliminary and permanent injunctive relief in addition to any other remedy under applicable law, without the necessity of proving actual damages.

          7. Assumption Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger consolidation or otherwise) to all or substantially all of the business and assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it whether or not such succession had taken place.

          8. Miscellaneous. This agreement shall be binding upon and inure to the benefit of Company and Officer; provided that Officer shall not assign any of Officer's rights or duties under this Agreement without the express prior written consent of the Company. This Agreement sets forth the parties' entire agreement with regard to the subject matter hereof. No other agreements, representations or warranties have been made by either party to the other with respect to the subject matter of this Agreement. This Agreement may be amended only by a written Agreement signed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any waiver by either party of any breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach. If any legal action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees in addition to any other relief to which that party may be entitled.

          This agreement shall continue in effect until the Expiration Date provided, however, that if on the Expiration Date monies are then owed by the Company hereunder, then this Agreement shall continue in effect until the Benefit Period shall have expired.





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          In witness thereof, the parties hereto have executed this Agreement, as of the day and year first written above.

VERTEL CORPORATION                         "OFFICER"



By: /s/ Craig Scott                        By: /s/  Hai-Perng Kuo
    ---------------                           -------------------
Its: Chief Financial Officer                  Hai-Perng, aka Alex Kuo




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